EXHIBIT 99.1

For Immediate Release

For Further Information Contact:
Lawrence S. Coben, Chairman                  Robert E. Phaneuf, Vice President -
Tremisis Energy Acquisition Corp.              Corporate Development
(212) 397-1464                               RAM Energy, Inc.
                                             (918) 632-0679


          TREMISIS ENERGY ACQUISITION CORPORATION AND RAM ENERGY, INC.
                                CONSUMMATE MERGER

New York, NY and Tulsa, OK - May 8, 2006 - Tremisis Energy Acquisition Corporation (OTCBB: TEGY, TEGYU, TEGYW) ("Tremisis"), a publicly held specified purpose acquisition company, and RAM Energy, Inc. ("RAM"), a privately held independent oil and gas company engaged in the acquisition, exploration, exploitation and development of oil and gas properties and the production of oil and gas, jointly announced that the stockholders of Tremisis have approved the merger of the two companies, that conditions to the agreement and plan of merger have been satisfied, and that the merger has been consummated. The vote approving the merger took place today at Tremisis' special meeting of stockholders. In accordance with the merger agreement, Tremisis has changed its name to RAM Energy Resources, Inc.

Tremisis expects that its common stock, warrants and units will cease trading on the Over-the-Counter Bulletin Board and begin trading on the Nasdaq Capital Market beginning May 9, 2006 under the symbols RAME, RAMEW and RAMEU, respectively assigned to the newly combined organization RAM Energy Resources, Inc.

RAM Energy Resources, Inc. will have a total of 33.3 million shares outstanding at the close of the transaction. In connection with the merger, 25.6 million shares of the combined organization have been issued to stockholders of RAM plus $30 million in cash. None of the shares of RAM Energy Resources issued to RAM shareholders may be sold or otherwise transferred until the six-month anniversary of the consummation of the merger, and no more than 50% of such shares may be sold during the following six months, subject to certain exceptions.

In addition to approving the merger, Tremisis shareholders also approved the 2006 Long-Term Incentive Plan and certain amendments to Tremisis' certificate of incorporation, including the change of name to RAM Energy Resources, Inc.

Larry Coben, Chairman of Tremisis Acquisition Corporation commented, "We are extremely pleased with the affirmative vote for the merger and the successful completion of this transaction. We thank our stockholders for their support as well as all who worked so diligently to ensure the success of this transaction." He added, "The merged entity is well positioned with a strong reserve base and healthy financial position....We are excited about the company's future opportunities."

"The merger provides RAM an attractive route to becoming a publicly traded company and the attendant enhanced access to the public capital markets to support future growth," said Larry Lee, Chairman, CEO and President of RAM Energy. "Similarly, we are pleased that the stockholders of Tremisis were supportive of the merger," added Mr. Lee.

About RAM Energy, Inc.
----------------------
RAM Energy, Inc. is an independent oil and gas company engaged in the acquisition, exploration, exploitation and development of oil and gas properties and the production of oil and gas. RAM's producing properties are located primarily in Texas, New Mexico, Oklahoma and on-shore Louisiana and Mississippi. Most of RAM's properties have the potential for the development and exploitation of additional reserves. RAM owns or has licensed 2-D or 3-D seismic data covering significant portions of its properties. RAM also owns a significant block of undeveloped deep rights in held-by-production leases covering the Barnett Shale natural gas play, located northwest of Fort Worth, Texas in Jack and Wise Counties. RAM also owns interests in approximately 2,900 wells and operates approximately 1,900 of these wells, which represented 86% of its PV-10 value at year-end 2005 of $345.5 million.


Forward-Looking Statements
--------------------------
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this release, other than statements of historical fact, that address estimates of shares outstanding after the merger, timing of the close of the merger, initiation of trading of shares of the combined organization and stock trading symbol assigned by Nasdaq, future exploitation, development and exploration activity, the pre-tax PV10 value of estimated reserves and events or developments that the company expects or believes are forward-looking statements. Although RAM and Tremisis believe the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements ("Cautionary Statements") include oil and gas prices, future production levels, demand for oil and gas, future acquisitions, the effect of existing and future laws and government regulations, continued availability of capital and financing, and general economic, market or business conditions, as well as other risk factors described from time to time in the combined company's filings with the SEC. All subsequent written and oral forward-looking statements attributable to RAM Energy Resources, Inc., or persons acting on RAM's behalf, are expressly qualified in their entirety by the Cautionary Statements. RAM and Tremisis assume no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.